UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2008

CAMDEN NATIONAL CORPORATION

(Exact name of Registrant as specified in charter)

MAINE	01-28190	01-0413282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

Two Elm Street, Camden, Maine	04843
(Address of principal executive offices)	(Zip Code)

(207) 236-8821

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

CAMDEN NATIONAL CORPORATION ANNOUNCES INVESTMENT IMPAIRMENT RESULTING FROM CONSERVATORSHIP OF FREDDIE MAC

Camden National Corporation announced today that the U.S. Government’s actions with respect to Federal Home Loan Mortgage Corporation (“Freddie Mac”) would adversely impact the value of its investment holdings in certain pass-through auction rate securities (“ARS”) issued by trusts with assets consisting solely of Freddie Mac preferred stock.

In the fall of 2007, the Company purchased $15.0 million of auction pass-through certificates issued by trusts sponsored by Merrill Lynch (the “ML ARS”). The assets of the trusts consist solely of Freddie Mac preferred stock. At the time of purchase, the ML ARS investments were rated investment grade by Moody’s and Standard & Poors. In the succeeding months, various brokers who previously supported liquidity in the ARS market, removed their support which resulted in the Company’s inability to liquidate its holdings in ARS investments.

Subsequently, the deterioration of the nation’s housing market and resulting negative impact on government sponsored entities in the mortgage market resulted in Freddie Mac and its sister organization, Fannie Mae, being placed in conservatorship on September 7, 2008. The impact of the above actions and concerns in the market place about the future value of the preferred stock of Freddie Mac has caused the values for the ML ARS to decrease materially. It is unclear when and if the value of the investments will improve in the future. Management expects to record a write-down in investments for the quarter ending September 30, 2008.

The potential impairment charge of $15.0 million (assuming no tax benefit) could result in a $1.94 reduction in diluted earnings per share for 2008. In the event that the Company was required to write off this entire investment, the Company and its banking subsidiary, Camden National Bank, would remain well capitalized as defined by various banking regulators.

“We are obviously disappointed that these investments, which at the time of purchase were rated investment grade by Moody’s and Standard & Poors, have resulted in this type of charge against earnings,” said Robert W. Daigle, president and chief executive officer. “The Company’s ‘Well Capitalized’ regulatory capital status will position it to continue to grow and provide the necessary protection for all of our depositors as well as maintain dividend distributions to our common shareholders.”

Daigle also indicated the Company is assessing various steps, including legal action to recoup its losses on the ML ARS which were impacted by actions by brokers and financial reporting at Freddie Mac.

“We have the right management team in place, which was recently supplemented by our new chief financial officer, Deborah A. Jordan, to support our long-term strategy of growing a 133-year banking franchise capable of withstanding turbulent economic times,” said Daigle.

The impact on the Company’s and Bank’s capital ratios if the investments were valued at zero and if the Company was not able to record a tax benefit for the loss is as follows:

2

	As Reported June 30, 2008	Adjusted	Regulatory Threshold for Well Capitalized
Camden National Corporation
Tier 1 leverage ratio	6.89%	6.24%	5.00%
Tier 1 risk-based ratio	10.77%	9.85%	6.00%
Total risk-based ratio	11.95%	11.04%	10.00%
Camden National Bank
Tier 1 leverage ratio	6.49%	5.82%	5.00%
Tier 1 risk-based ratio	9.97%	9.04%	6.00%
Total risk-based ratio	11.15%	10.23%	10.00%

Forward-Looking Information

This 8K filing contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations; changes in the size and nature of the Company’s competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this 8K filing, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be filed on its behalf by the undersigned thereunto duly authorized.

CAMDEN NATIONAL CORPORATION

By:	/s/ Deborah A. Jordan	Date: September 9, 2008
Deborah A. Jordan Chief Financial Officer and Principal Financial & Accounting Officer